Exhibit 99.1

XL Capital Ltd
XL House
One Bermudiana Road
P.O. Box HM 2245
Hamilton HM JX
Bermuda
Phone: (441) 292-8515
Fax: (441) 292-5280

Contact:	David Radulski	Carol A. Parker Trott
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7290

XL CAPITAL REPORTS RECORD FIRST QUARTER 2007 NET INCOME OF
$549.7 MILLION, OR $3.06 PER ORDINARY SHARE

First Quarter 2007 Highlights
•	“Net income excluding net realized gains and losses”[1] was a record $543.4 million, or $3.03 per ordinary share
•	Total net investment income for the quarter increased to $553.1 million
•	Net income from investment and operating affiliates was $176.0 million
•	The Company repurchased 3.17 million ordinary shares at an average price of $69.82 per share in connection with the recently announced share repurchase program
•	Return on ordinary shareholders’ equity, based on “net income excluding net realized gains and losses”[1], was 22.4% for the quarter (annualized)
•	Book value per ordinary share increased 3.4% to $54.95, which includes the impact of the shares repurchased

HAMILTON, BERMUDA, April 24, 2007 -- XL Capital Ltd (“XL” or the “Company”) (NYSE: XL) today reported net income available to ordinary shareholders for the quarter ended March 31, 2007 of $549.7 million, or $3.06 per ordinary share, compared with net income of $458.5 million, or $2.56 per ordinary share, for the quarter ended March 31, 2006. Net income for the quarter ended March 31, 2007 included pre-tax, net losses from Windstorm Kyrill (“Kyrill”) of $55.0 million, which is lower than the Company’s previously announced estimated range of between $60 million and $75 million. After taking into account net reinstatement premiums and tax effects, the net income impact of this event was $42.0 million. “Net income excluding net realized gains and losses”1 for the first quarter of 2007 was $543.4 million, or $3.03 per ordinary share, compared with “net income excluding net realized gains and losses” of $405.5 million, or $2.26 per ordinary share, for the prior year period.

At March 31, 2007, net book value per ordinary share was $54.95 as compared with $53.12 at December 31, 2006.

1  Defined as net income/loss excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, herein referred to as “net income/loss excluding net realized gains and losses”. “Net income/loss excluding net realized gains and losses” is a non-GAAP measure. See the schedule entitled “Reconciliation” at the end of this release for a reconciliation of net income/loss excluding net realized gains and losses to net income available to ordinary shareholders.

Commenting on these results, President and Chief Executive Officer Brian M. O’Hara said: “This quarter’s excellent results reflect our drive to deliver value for our shareholders. Underwriting results in Insurance were strong and Reinsurance results were solid despite losses from Windstorm Kyrill. Our other segments continued their positive contributions and our affiliates generated outstanding returns again.”

SEGMENT HIGHLIGHTS - FIRST QUARTER 2007 VERSUS FIRST QUARTER 2006
Insurance

Underwriting profit for the quarter ended March 31, 2007 was $107.3 million compared with $64.7 million in the prior year period. The current quarter included a foreign exchange loss of $7.3 million as compared with a loss of $30.7 million in the prior year quarter. These results included pre-tax, net losses related to Kyrill of $10.0 million.

•
Gross premiums written decreased marginally by 0.3%. An increase in long term agreements and favorable foreign exchange movements was offset by modest rate reductions on certain long tail lines and reduced property exposures. Net premiums written increased by 6% primarily due to higher retentions in certain long tail lines and changes in business mix.

•	Net premiums earned increased 0.7% reflecting higher net premiums written in prior periods.

•
The loss ratio was 61.4% as compared with 65.7%. The current quarter included favorable net prior year development of $20.2 million as opposed to adverse net prior year development of $11.6 million in the prior year quarter.

•	The underwriting expense ratio was 27.7% as compared with 25.8% due mainly to an increase in compensation costs arising from investments in new business activities.

Reinsurance

Effective January 1, 2007, there was an internal change in executive responsibility for a block of European life, accident and health business (“LAH”), which moved from Reinsurance to Life operations. To assist comparability, prior period segment results have been re-presented to reflect this change.

Underwriting profit for the quarter ended March 31, 2007, was $19.9 million compared with $82.9 million for the prior year period. The current quarter included a foreign exchange loss of $16.6 million as opposed to a loss of $3.4 million in the prior year quarter. These results also included pre-tax, net losses related to Kyrill of $45.0 million. After taking into account reinstatement premiums for this event, the net impact on the underwriting profit of the Reinsurance segment was a loss of $39.0 million.

•
Gross and net premiums written decreased 3.8% and 6.8% respectively, reflecting increased retentions by cedants and segment cycle management activities resulting in certain contract cancellations and reduced share participations. This was partially offset by timing adjustments mainly on two large contracts. Excluding these timing adjustments, net premiums written were down approximately 11.0%.

•	Net premiums earned decreased 14.5% reflecting the effects of lower net premiums written in the current and prior periods.

•
The loss ratio was 63.8% compared with 61.3% in the prior year period. The current quarter included pre-tax, net losses related to Kyrill of $45.0 million offset by favorable net prior year development of $53.6 million. The prior year quarter included adverse net prior year development of $6.7 million.

•
The underwriting expense ratio increased to 29.2% in the current quarter from 25.2% in the prior year quarter, principally driven by higher operating expenses on a lower net premium earned base and additional acquisition costs.

Life Operations

Prior period segment results have been re-presented to reflect the internal change in executive responsibility for the block of European LAH business noted above.

Gross premiums written were $213.3 million for the current quarter, an increase of 24.2% from the prior year quarter primarily due to new business, further growth on existing treaties and favorable foreign exchange movements. Net income from life operations was $23.1 million as compared with $18.2 million in the prior year quarter primarily reflecting growth in operations.

Financial Operations

•  Financial lines

Total contribution from the segment was $56.8 million for the current quarter as compared with $36.0 million in the prior year quarter. During the current quarter, the settlement of a contract arbitration resulted in gross and net premiums written and earned of $16.8 million and additional incurred losses of $9.1 million. Income from investment and financial affiliates increased to $16.6 million from $6.4 million. The prior year quarter included a loss reserve on a structured finance transaction.

•  SCA

Net income for the segment before equity minority interest was $37.3 million for the current quarter compared with $22.8 million in the prior year quarter. The current quarter included a 37% equity minority interest charge of $13.8 million. Higher gross premiums written versus the prior year quarter were due primarily to an increase in the power and utilities business and a mix of upfront business. Net premiums earned increased over the prior year quarter due to the growth of in-force policies. Net investment income increased primarily from a higher asset base following the initial public offering in August 2006, but this was partially offset by higher operating expenses reflecting the additional costs of being a public company.

Investment Operations

Net investment income from general operations was $313.4 million in the quarter, an increase of 20.4% from the prior year quarter. This increase was due primarily to a continued rise in average yields and a higher investment asset base.

Total net income from investment affiliates was $118.9 million in the quarter compared with $106.4 million in the prior year quarter, due to strong returns in the alternative portfolio and continued contribution from private investments. In addition, net income from investment manager affiliates was $37.4 million in the current quarter compared with a net loss of $9.4 million in the prior year quarter.

Net realized gains on investments were $9.3 million in the current quarter compared with $22.8 million in the prior year quarter. Net unrealized gains on investments, net of tax, were $305.6 million and $410.5 million, at March 31, 2007 and December 31, 2006 respectively. This decline is primarily due to the effect of the rising UK interest rates on the long duration UK Sterling-denominated life portfolio.

Other Items

Total operating expenses were $280.5 million in the quarter, up from $261.6 million in the prior year quarter. The increase was due mainly to an increase in compensation costs related to business development and performance-based programs.

The Company received net proceeds of $983.8 million related to the issue of Series E Perpetual Non-Cumulative Preference Ordinary Shares in March 2007. In addition to the share repurchase program, the proceeds will be used for general corporate purposes, in particular, to refinance debt and other components of the Company’s capital structure. During the quarter, the Company repurchased 3.17 million ordinary shares at an average price of $69.82 per share.

# # #

The Company will host a conference call to discuss its first quarter 2007 results on Wednesday, April 25, 2007 at 10:00 a.m. Eastern time. The conference call can be accessed through a listen-only dial-in number or through a live webcast. To listen to the conference call, please dial (877) 422-4657 or (706) 679-0474, Conference ID# 2785039. The webcast will be available on XL’s website located at www.xlcapital.com and will be archived on this site from approximately 1:00 p.m. Eastern time on April 25, 2007 through midnight Eastern time on May 25, 2007. A slide presentation accompanying the Company’s discussion of its first quarter 2007 results will also be available on the Company’s website located at www.xlcapital.com beginning approximately 15 minutes before the commencement of the conference call.

A telephone replay of the conference call will be available beginning at approximately 1:00 p.m. Eastern time on April 25, 2007 until midnight Eastern time on May 16, 2007 by dialing (800) 642-1687 or (706) 645-9291, Conference ID # 2785039. An unaudited financial supplement relating to the Company’s first quarter 2007 results is available on its website located at www.xlcapital.com.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. As of March 31, 2007, XL Capital Ltd had consolidated assets of approximately $62.1 billion and consolidated shareholders’ equity of $11.3 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) greater frequency or severity of claims and loss activity than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (b) trends in rates for property and casualty insurance and reinsurance; (c) developments in the world’s financial and capital markets that adversely affect the performance of XL’s investments or access to such markets; (d) changes in general economic conditions, including foreign currency exchange rates, inflation and other factors; and (e) the other factors set forth in XL’s most recent reports on Form 10-K, Form 10-Q, and other documents on file with the Securities and Exchange Commission, as well as management’s response to any of the aforementioned factors. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands)

Income Statement Data:	Three Months Ended March 31

	2007	2006
Revenues:		(Note 1)
Gross premiums written:
- general operations	$2,911,364	$2,969,260
- life operations	213,275	171,760
- financial operations	147,886	101,493
Net premiums written:
- general operations	2,357,322	2,370,808
- life operations	202,938	161,824
- financial operations	125,410	96,306
Net premiums earned:
- general operations	1,566,093	1,648,453
- life operations	146,994	108,636
- financial operations	77,957	61,460
Net investment income	553,092	463,742
Net realized gains on investments	9,292	22,765
Net realized and unrealized gains on derivatives	7,741	48,851
Net income from investment affiliates	118,936	106,393
Fee and other income	3,337	12,962
Total revenues	$2,483,442	$2,473,262
Expenses:
Net losses and loss expenses incurred	$994,787	$1,088,505
Claims and policy benefits	188,343	151,499
Acquisition costs	259,951	267,087
Operating expenses	280,503	261,561
Exchange losses	23,569	30,749
Interest expense	142,791	127,869
Amortization of intangible assets	420	1,095
Total expenses	$1,890,364	$1,928,365

Net income before minority interest, income tax and net income from operating affiliates	$593,078	$544,897

Minority interest in net income of subsidiary	14,898	2,258
Income tax	72,755	66,636
Net (income) loss from operating affiliates	(57,082)	7,420

Net income	$562,507	$468,583
Preference share dividends	(12,789)	(10,080)
Net income available to ordinary shareholders	$549,718	$458,503

Note 1: Certain amounts in 2006 have been reclassified to conform with the current period presentation

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(Shares in thousands, except per share amounts)

Income Statement Data (continued):	Three Months Ended March 31

	2007	2006
		(Note 1)

Weighted average number of ordinary shares and ordinary share equivalents:
Basic	178,772	178,424
Diluted	179,601	179,158

Per Share Data:
Net income available to ordinary shareholders
	$3.06	$2.56

Ratios - General insurance and reinsurance operations:
Loss ratio	62.2%	64.1%
Expense ratio	28.2%	25.6%

Combined ratio	90.4%	89.7%

Note 1: Certain amounts in 2006 have been reclassified to conform with the current period presentation

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands, except per share amounts)

Balance Sheet Data:	As at March 31, 2007 ──────────	As at December 31, 2006 (Note 1) ───────────

Total investments available for sale	$39,795,888	$39,350,983
Cash and cash equivalents	3,370,799	2,223,748
Investments in affiliates	2,571,862	2,308,781
Unpaid losses and loss expenses recoverable	4,876,126	5,027,772
Total assets	62,065,100	59,308,870

Unpaid losses and lost expenses	22,806,023	22,895,021
Deposit liabilities	8,029,059	7,857,827
Future policy benefit reserves	6,522,699	6,476,057
Unearned premiums	6,650,972	5,652,897
Notes payable and debt	3,368,615	3,368,376
Minority interest in equity of consolidated subsidiaries	563,082	562,121

Total shareholders’ equity	11,312,547	10,131,166
Book value per ordinary share	$54.95	$53.12

Note 1: Certain amounts in 2006 have been reclassified to conform with the current period presentation

XL CAPITAL LTD
RECONCILIATION

The following is a reconciliation of the Company’s (i) net income (loss) available to ordinary shareholders to ‘net income (loss) excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax’ (which is a non-GAAP measure, the “Exclusions”) and (ii) annualized return on ordinary shareholders’ equity (based on net income (loss) minus the Exclusions) to average ordinary shareholders’ equity for the three months ended March 31, 2007 and 2006.

(U.S. dollars in millions, except per share amounts)	Three Months Ended

	2007	2006

Net income (loss) available to ordinary shareholders	$549.7	$458.5
Net realized losses (gains) on investments, net of tax	(13.0)	(25.3)
Net realized and unrealized (gains) losses on investment derivatives, net of tax	(4.7)	(29.6)
Net realized and unrealized (gains) losses on credit and structured financial derivatives, net of tax	11.4 ────────	1.9 ─────────
Net income excluding net realized gains and losses (Note 1)	$543.4 ═════════	$405.5 ═══════

Per ordinary share results:
Net income available to ordinary shareholders	$3.06	$2.56
Net Income excluding net realized gains and losses (Note 1)	$3.03	$2.26

Weighted average ordinary shares outstanding:
Basic	178,772	178,424
Diluted	179,601	179,158

Return on ordinary Shareholders’ Equity:
Average ordinary shareholders’ equity	$9,704.4	$7,963.7
Net income excluding net realized gains and losses (Note 1)	$543.4	$405.5

Annualized net income excluding net realized gains and losses (Note 1)	$2,173.6	$1,622.1
Annualized Return on Ordinary Shareholders’ Equity - Net income excluding net realized gains and losses (Note 1)	22.4% ════════	20.4% ═══════

Note 1: Defined as “net income/loss excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax”.

Comment on Regulation G

This press release contains the presentation of (i) ‘net income (loss) excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax’ and (ii) annualized return on ordinary shareholders’ equity (based on net income (loss) minus the Exclusions) to average ordinary shareholders’ equity. These items are “non-GAAP financial measures” as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included above.

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance. This presentation includes the use of ‘net income/loss excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax’. Investment derivatives include all derivatives entered into by XL other than weather and energy and credit derivatives (discussed further below).

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL’s operations, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value without actual realization. In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains is largely opportunistic and are a function of economic and interest rate conditions.

In addition, with respect to credit derivatives, because XL generally holds its financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies in the financial guarantee business) as the changes in fair value each quarter are not indicative of underlying business performance of XL’s financial guaranty operations. Unlike these credit derivatives, XL’s weather and energy derivatives are actively traded (i.e., they are not held to maturity) and are, therefore, not excluded from net income as any gains or losses from this business are considered by management when evaluating and managing the underlying business.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing net income (loss) exclusive of the items mentioned above enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) makes it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Return on average ordinary shareholder’s equity (“ROE”) (minus the Exclusions) is a widely used measure of any company’s profitability. Annualized return on average ordinary shareholders’ equity (minus the Exclusions) is calculated by dividing annualized net income minus the Exclusions for any period by the average of the opening and closing ordinary shareholder’s equity. XL establishes target ROE’s for its total operations, segments and lines of business. If XL’s ROE return targets are not met with respect to any line of business over time, XL seeks to re-evaluate these lines. In addition, XL’s compensation of its senior officers is significantly dependant on the achievement of the Company’s performance goals to enhance shareholder value which include ROE.